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                                  EXHIBIT 10

                                   MAPCO INC.

                          INCENTIVE COMPENSATION PLAN
                       (EFFECTIVE AS OF JANUARY 1, 1995)

     1. Purpose. The purpose of the MAPCO Inc. Incentive Compensation Plan (the "Plan") is to provide certain designated persons in key management positions within MAPCO Inc. (the "Company") and its subsidiaries with incentive compensation to encourage outstanding performance and to aid in attracting and retaining highly-qualified employees.

     2. Plan Administration.

          (a) The Compensation Committee of the Board of Directors of the Company ("Committee") shall have full power to administer and interpret the Plan and to establish rules for its administration. The Committee, by majority action thereof, is authorized to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan in order to carry out its provisions and purposes. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding, and conclusive for all purposes and upon all persons. Awards under the Plan shall be based on one or more calendar years, as determined by the Committee (hereinafter, an "Award Period").

          (b) The Plan shall be governed by the laws of the State of Delaware and applicable federal law.

     3. Eligibility and Participation.

          (a) Eligibility. Eligibility to participate in the Plan shall be restricted to those executives and other key employees who, through their position and performance, contribute substantially to the success of the Company and its subsidiaries.

          (b) Participation. On or before April 1 of the applicable Award Period (or such other date as may be required or permitted under Internal Revenue Code ("Code") Section 162(m)), the Committee shall, in its discretion, determine the eligible employees who shall participate in the Plan (collectively, the "Participants") during such Award Period. Except as provided in Section 7 herein, the Committee may add additional Participants to the Plan at any time during the Award Period, specifying the effective date of such action. Participation in any given Award Period shall not connote participation in any other Award Period. The Committee in its sole discretion may remove any Participant from the Plan at any time, specifying the effective date of such action for the purpose of prorating his eventual award of incentive compensation, if any.

     4. Awards.

          (a) General. Beginning with 1995, the Committee may make awards with respect to each calendar year. The Committee may also make additional awards with respect to any Award Period based on the achievement of certain long-term goals as discussed hereafter in Subsection (f). With respect to each Award Period, the Committee shall (1) establish which Participants are eligible for awards, (2) select one or more of the performance measures listed in Section 4(c), (3) establish targets for such performance measures, and (4) establish Award Levels (as defined in Section 4(b)) for each Participant. Awards shall be determined by the Committee based on the achievement during an Award Period of the target(s) established by the Committee with respect to one or more of the performance measures selected by the Committee. The Committee shall certify that the performance measure targets have been satisfied before payment of any award.

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          (b) Award Levels. An "Award Level" shall mean a percentage, determined pursuant to this Subsection, of a Participant's annual base salary as of January 1 of the applicable Award Period. With respect to a Participant who is added to the Plan after such date, "Award Level" shall mean a percentage of the Participant's base salary on the effective date of his participation. The Committee shall establish an Award Level for each Participant which shall represent the percentage of base salary to be paid to the Participant if actual performance meets or exceeds predetermined performance measure targets.

          (c) Performance Measures and Targets. The Committee, as it deems appropriate, shall select one or more of the following performance measures and establish targets for each Award Period: Funds Provided by Operations, Net Cash from Operations, PreTax Investment Yield, Value Added, EBITD Margin (Earnings Before Interest, Taxes and Depreciation/Total Revenue), Operating Profit, Earnings Per Share, Total Shareholder Return (assuming the reinvestment of dividends), or Net Income.

          (d) Revised Award Levels, Performance Measures or Targets. Subject to
     Section 7 herein, the Committee may, at any time, establish revised Award Levels, performance measures or targets for any Participant.

          (e) Award Determinations. As soon as practicable after the financial results of the Company's operations for an Award Period are known, the Committee, after receiving the recommendation of the CEO (except in the case of his own award), shall determine and certify the amount of each Participant's award. The performance of the Company shall also be reviewed to determine the extent, if any, that unforeseen circumstances may have influenced results. Although adjustments shall be kept to a minimum, the Committee, except as provided in Section 7 herein, may approve retroactive adjustments to performance measures in order to avoid unwarranted penalties or unearned windfalls. For a Participant added to the Plan during the Award Period, the award shall be determined as though he had been a Participant for the entire Award Period and then multiplied by a percentage which is equal to the percentage of the Award Period during which he was a Participant.

          (f) Long-term Award. In addition to any other award payable under this Plan, a long-term award may be made to Participants with respect to any Award Period which is longer than one calendar year based upon the attainment of one or more predetermined performance measure targets, established by the Committee from the performance measures listed in
     Section 4(c). With respect to each Award Period, the Committee shall (1) establish which Participants are eligible for awards, (2) select one or more of the performance measures listed in Section 4(c), (3) establish targets for such performance measures, and (4) establish Award Levels (as defined in Section 4(b)) for each Participant. No award shall be made if there is a failure to meet or exceed the applicable performance measure target(s).

          (g) Negative Discretion. Notwithstanding anything else contained in this Section 4 to the contrary, the Committee shall have the right, in its absolute discretion, (1) to reduce or eliminate the amount otherwise payable to any Participant under this Section 4 based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (2) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under the Plan.

     5. Payment of Awards. Any award to be paid to a Participant for an Award Period shall be paid as soon as practicable after the Award Period, but in no event later than six months after the Award Period ("Payment Date"), provided, however, the Committee in its sole discretion may accelerate or defer payment of all or a portion of an award if such acceleration or deferral does not result in loss of deductibility pursuant to Code Section 162(m). Awards shall be paid in cash, unless otherwise elected by a Participant or the Company. Any Participant, by written notice given to the Company prior to payment of an award, may elect to take all or any part of his award in common stock of the Company, priced at the closing sale price on the New York Stock Exchange on the last business day preceding the day on which the Committee approves the awards. In addition, the Committee may, in its sole discretion, with respect to any Award Period, cause payment of all or any part of a Participant's award to be made in common stock of the Company, priced at the closing sale price on the New York Stock Exchange on the last business day preceding the day on which the Committee approves the awards. No fractional shares shall be issued in payment of any award, but the market value of

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such fractional shares, priced as provided above, shall be paid in cash. The maximum number of shares that may be issued under the Plan in any one calendar year shall not exceed one percent of the Company's total outstanding shares.

     6. Termination of Employment. If a Participant's employment with the Company (and any of its subsidiaries) is terminated prior to the end of an Award Period by reason of retirement (in accordance with the retirement provisions of any qualified retirement plan maintained by the Company or any of its subsidiaries), total and permanent disability or death and if an award would have been payable to, or in respect of, the Participant with respect to the Award Period had he remained in employment throughout the Award Period, the Participant shall be entitled to an award for the portion of the Award Period that he was employed by the Company. His award shall be equal to the award he would have received had he remained in employment through the end of the Award Period multiplied by a percentage which is equal to the percentage of the Award Period during which he was a Participant. His award shall be paid at the time it would have been paid had he remained in employment through the Payment Date of any award. In the case of the death of a Participant, his award shall be paid to his estate unless by written notice to the Company he shall have named a beneficiary or beneficiaries under the Plan, in which case the award shall be paid to the beneficiary(ies). A Participant who otherwise is separated from the Company and any of its subsidiaries prior to the Payment Date of any award shall cease to be a Participant and shall forfeit any right to receive any award pursuant to the Plan unless the Committee shall rule otherwise. Whether a Participant is disabled or has retired, for purposes of this Plan, shall be determined by the Committee, whose determination shall be conclusive and binding on the Participant.

     7. Key Executives.

          (a) Applicability. The provisions of this Article 7 shall apply only to those Participants who are "covered employees" within the meaning of Code Section 162(m) with respect to the applicable year and whose compensation for such year, taking into account the amounts to be paid hereunder, but excluding any amounts otherwise excluded from consideration under Code Section 162(m), would exceed Code Section 162(m) limitations (hereinafter, "Key Executives"). In the event of any inconsistencies between this Article 7 and any other Plan provision as it pertains to Key Executives, the provisions of this Article 7 shall control.

          (b) Award Levels. Except as provided in Subsection (e) herein, Award Levels for Key Executives shall be established on or before April 1 of the applicable Award Period (or such other date as may be required or permitted under Code Section 162(m)) and shall be a function of each Key Executive's annual base salary as of January 1 of the applicable Award Period. A Key Executive who becomes a Participant after Award Levels have been established shall not be eligible for an award with respect to such Award Period. Except as provided in Subsection (e) herein, a Key Executive's Award Levels may not be revised after April 1 of the applicable Award Period (or such other date as may be required or permitted under Code
     Section 162(m)).

          (c) Performance Measures and Targets. Except as provided in Subsection
     (e) herein, performance measures and targets relating to Key Executives shall be established on or before April 1 of the applicable Award Period (or such other date as may be required or permitted under Code Section 162(m)) and shall not be subject to revision after such date.

          (d) Maximum Award. The maximum amount that may be paid under this Plan (including amounts payable pursuant to the provisions of Section 4(f)) to any Key Executive with respect to any one calendar year shall be four million dollars.

          (e) Possible Modifications. If, on the advice of the Company's legal counsel, the Committee determines that Code Section 162(m) and the regulations thereunder will not adversely affect the deductibility for federal income tax purposes of any amount paid under the Plan by permitting greater discretion and/or flexibility with respect to determining awards made to Key Executives pursuant to this Section 7, then the Committee may, in its sole discretion, apply such greater discretion and/or flexibility as is consistent with the terms of the Plan, and without regard to the restrictive provisions of this

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     Section 7. In the event that any requirements relating to Code Section
     162(m) or the regulations thereunder are modified to permit greater flexibility under the Plan, the Committee may make such adjustments as it deems appropriate.

     8. Designation of Beneficiaries. A Participant may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiaries with the Company on a form prescribed by it, provided that no such designation shall be effective unless prior to the date of the death of the Participant such designation is either received by the Company or postmarked with sufficient postage affixed.

     9. Modification or Termination of Plan. The Board may terminate the Plan at any time to be effective at such date as the Board shall determine. The Committee may amend the Plan from time to time as it deems appropriate; provided however that no amendment shall result in an increase in any award to a Key Executive with respect to an Award Period after the commencement of such Award Period.

     10. Shareholder Approval. The adoption and operation of the Plan is subject to approval by the Company's shareholders in accordance with Code Section 162(m). Plan amendments are subject to shareholder approval only to the extent required by Code Section 162(m).

     11. Miscellaneous.

          (a) Inalienability. No Participant shall have the right to anticipate, alienate, sell, transfer, assign, pledge or encumber his right to receive any award to be made under the Plan.

          (b) Liens. No Participant shall have any lien on any of the assets of the Company or any subsidiary thereof by reason of any award made under the Plan.

          (c) Absence of Liability. Neither the Company, nor any member of the Board of the Company, nor any member of the Committee, nor any officer, agent or employee of the Company shall have any liability to any Participant by reason of any act or omission on his part in connection with the administration of the Plan, except only for his or its willful and intentional misconduct. All administrative decisions made hereunder shall be binding and not subject to challenge in any form by a Participant, his heirs or assigns.

          (d) Right to Withhold Taxes. The Company and its subsidiaries shall have the right to deduct from all amounts paid in cash any taxes required by law to be withheld with respect to such cash payments.

          (e) Expenses of Plan. All expenses incurred in connection with the administration and operation of the Plan shall be paid by the Company, and none shall be charged against the amount of an award which may be payable under the Plan.

          (f) No Employment Rights Conferred. The adoption of this Plan, or any modification hereof, does not imply any commitment to continue or adopt the same plan, or any modification thereof, or any other plan of incentive compensation for any succeeding year. Neither the Plan nor any award made hereunder shall create any employment contract or continuing relationship between any Participant and the Company (or any of its subsidiaries).

          (g) Other Compensation. Nothing in this Plan shall preclude the Committee, as it shall deem necessary or appropriate, from authorizing the payment to any Participant of compensation outside the parameters of the Plan, including, without limitation, base salary, awards under any other plan of the Company or any of its subsidiaries (whether or not approved by shareholders), any other bonuses (whether or not based on the attainment of performance measures) and retention or other special payments, provided that, if the shareholders of the Company do not approve the Plan at the first annual meeting of shareholders following the adoption of the Plan, the Plan set forth herein shall not be implemented.